SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12084 (Commission File Number)	34-1559357 (IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio (Address of principal executive offices)	43604 (Zip Code)

Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement

On December 17, 2004, Libbey Glass Inc. and Libbey Europe B.V., entered into Amendment No. 1 and Waiver to Credit Agreement (“Amendment Agreement”) to amend its Credit Agreement, dated June 24, 2004, among Libbey Glass Inc. and Libbey Europe B.V., as borrowers, the Bank of America, N.A., as the Administrative Agent, Swing Line Lender and as an L/C Issuer, The Bank of New York, as the Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as the Documentation Agent, and the other lenders listed therein. Material terms of the Amendment Agreement are (1) the Offshore Currency Sublimit provided for in the Credit Agreement has been increased from $100 million to $125 million and (2) the leverage ratio with which the borrowers must comply for the quarters ending December 31, 2004, and March 31, 2005, has been increased from a maximum of 3.50 to 1.00 to a maximum of 3.75 to 1.00, respectively. The borrowers have agreed to pay each lender executing the Amendment Agreement a fee equal to 5 basis points of the applicable lender’s commitment.

Additionally, on December 21, 2004, Libbey Glass Inc. entered into an Amendment with respect to the Note Purchase Agreement and Guaranty Agreement, both dated March 31, 2003, among Libbey Glass Inc. and the Purchasers of the Company’s senior notes maturing March 31, 2008, March 31, 2010 and March 31, 2013. The amendment allows for a short-term increase in the consolidated leverage ratio with which Libbey Glass Inc. must comply for the quarters ending December 31, 2004, and March 31, 2005, from a maximum of 3.50 to 1.00 to a maximum of 3.75 to 1.00, respectively. The borrowers have agreed to pay each lender a fee equal to 5 basis points of the applicable lender’s commitment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: December 22, 2004	By:	/s/ Kenneth A. Boerger

Kenneth A. Boerger Vice President and Treasurer